Exhibit 4.1(f)

THE SCOTTS MIRACLE-GRO COMPANY, as Issuer

THE GUARANTORS PARTY HERETO, as Guarantors

AND

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

_________________

6.625% Senior Notes due 2020

FIFTH SUPPLEMENTAL INDENTURE DATED AS OF

October 26, 2015

TO THE INDENTURE DATED AS OF

December 16, 2010

_________________

FIFTH SUPPLEMENTAL INDENTURE

This FIFTH SUPPLEMENTAL INDENTURE, dated as of October 26, 2015 (this “Fifth Supplemental Indenture”), is by and among The Scotts Miracle-Gro Company, an Ohio corporation (such corporation and any successor, the “Company”), the existing Guarantors (as defined in the Indenture referred to herein) (the “Existing Guarantors”), HGCI, Inc., a Nevada corporation (“HGCI”), GenSource, Inc., an Ohio corporation (“GenSource,” and together with HGCI, the “New Guarantors”), and U.S. Bank National Association, a national banking association, as trustee under the Indenture referred to herein (such corporation and any successor, the “Trustee”). The New Guarantors and the Existing Guarantors are sometimes referred to collectively herein as the “Guarantors,” or individually as a “Guarantor.”

WITNESSETH:

WHEREAS, the Company, the Existing Guarantors and the Trustee are parties to an indenture, dated as of December 16, 2010, as supplemented by the First Supplemental Indenture dated as of September 28, 2011, by and among the Company, the subsidiary guarantors named therein and the Trustee, as further supplemented by the Second Supplemental Indenture, dated as of September 30, 2013, by and among the Company, the subsidiary guarantors named therein and the Trustee, as further supplemented by the Third Supplemental Indenture, dated as of February 25, 2014, by and among the Company, the subsidiary guarantors named therein and the Trustee, and as further supplemented by the Fourth Supplemental Indenture, dated as of March 27, 2015, by and among the Company, the subsidiary guarantors named therein and the Trustee (as so supplemented, the “Indenture”), relating to the Company’s 6.625% Senior Notes due 2020 (the “Securities”);

WHEREAS, pursuant to Section 9.01(5) of the Indenture, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, to add any Person as a Guarantor; and

WHEREAS, all conditions precedent provided for in the Indenture relating to this Fifth Supplemental Indenture have been complied with.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Existing Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.    Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Joinder of New Guarantors. The New Guarantors hereby join in the Indenture as a “Guarantor” thereunder. The New Guarantors hereby assume the duties and obligations of Guarantors under the Indenture. The New Guarantors agree to keep and perform all of the covenants, obligations and conditions of Guarantors under the Indenture, on the terms and subject to the conditions set forth in Article X of the Indenture, and to be bound by all other applicable provisions of the Indenture. Upon request from time to time by the Trustee, the New Guarantors shall execute and deliver to the Trustee a notation relating to the New Guarantors’ Guarantee, substantially in the form attached as Exhibit E to the Indenture.

3.    Effect of Fifth Supplemental Indenture. Except as amended by this Fifth Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

4.    Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIFTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.    Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Fifth Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

6.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7.    Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Fifth Supplemental Indenture. This Fifth Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and delivered all as of the day and year first above written.

COMPANY: THE SCOTTS MIRACLE-GRO COMPANY By: /s/ THOMAS RANDAL COLEMAN Name: Thomas Randal Coleman Title: Executive Vice President and Chief Financial Officer

NEW GUARANTORS: HGCI, INC. By: /s/ AIMEE M. DELUCA Name: Aimee M. DeLuca Title: Vice President

GENSOURCE, INC. By: /s/ MARK J. WEAVER Name: Mark J. Weaver Title: Treasurer

EXISTING GUARANTORS:

EG SYSTEMS, INC.
GUTWEIN & CO., INC.
HYPONEX CORPORATION
MIRACLE-GRO LAWN PRODUCTS, INC.
ROD MCLELLAN COMPANY
SANFORD SCIENTIFIC, INC.
SCOTTS TEMECULA OPERATIONS, LLC
SCOTTS MANUFACTURING COMPANY
SCOTTS PRODUCTS CO.
SCOTTS PROFESSIONAL PRODUCTS CO.
SMG GROWING MEDIA, INC.
SMGM LLC
THE SCOTTS COMPANY LLC

By:  /s/ THOMAS RANDAL COLEMAN
Name: Thomas Randal Coleman
Title: Executive Vice President and Chief Financial Officer

SLS FRANCHISE SYSTEMS LLC By: /s/ ROBERT WALTER Name: Robert Walter Title: Vice President and Treasurer

HAWTHORNE HYDROPONICS LLC THE HAWTHORNE GARDENING COMPANY By: /s/ MARK J. WEAVER Name: Mark J. Weaver Title: Vice President and Treasurer

OMS INVESTMENTS, INC. SWISS FARMS PRODUCTS, INC. SCOTTS-SIERRA INVESTMENTS, LLC By: /s/ AIMEE M. DELUCA Name: Aimee M. DeLuca Title: President and Chief Executive Officer

TRUSTEE: U.S. BANK NATIONAL ASSOCIATION By: /s/ KATHERINE ESBER Name: Katherine Esber Title: Vice President